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                                                                 EXHIBIT 8(b)(2)

                                    AMENDMENT
                                     TO THE
                 TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND
                     SHAREHOLDER SERVICING AGENCY AGREEMENT

     WHEREAS, Financial Data Services, Inc. ("FDS") and Merrill Lynch Basic Value Fund, Inc. (the "Fund"), on behalf of itself and certain of its series, entered into a Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement, effective September 1, 1987, (the "Agreement"); and

     WHEREAS, the parties hereto desire to amend the Agreement to reflect changes in compensation payable to FDS for certain services under the Agreement.

     NOW, THEREFORE, FDS and the Fund hereby amend the Agreement as follows:

1. The parties agree that, in order to more accurately reflect the conduct of their business relationship, Paragraph 3(f) of the Agreement shall be amended to read in its entirety: "Notwithstanding anything in the foregoing provisions of this paragraph, FDS agrees to perform its functions thereunder subject to such modification, delegation, or assignment (whether in respect of particular cases or in any particular class of cases) as may from time to time be agreed in a writing signed by both parties."

2. The parties agree that the compensation payable in connection with certain accounts will be modified. Pursuant to Section 4 of the Agreement, the compensation payable to FDS on services for such accounts is set forth in the Amended and Restated Schedule of Fees attached to this Amendment, which shall become a part of the Agreement and shall be effective as of July 2001.

     IN WITNESS HEREOF, the parties hereto have executed this Amendment as of this first day of July, 2001.


By: /s/ Terry K. Glenn
    --------------------------------

Name:   Terry K. Glenn

Title:



FINANCIAL DATA SERVICES, INC.

By: /s/  Sharon L. Hockersmith
       -------------------------------------
         Sharon L. Hockersmith
         Vice President

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                              AMENDED AND RESTATED
                                SCHEDULE OF FEES
                           MERRILL LYNCH MUTUAL FUNDS


Transfer Agency and Record-keeping Fees:
----------------------------------------

The Fund shall pay monthly the following transfer agency and record-keeping fees to FDS, unless otherwise noted:

-------------------------------------------------------------------------------
                 Distribution Channel               Annual Account Fee
                                                 Class A & D    Class B & C
-------------------------------------------------------------------------------

Proprietary Retail/1/                             $16                 $19
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Third Party/2/                                    $16                 $19
-------------------------------------------------------------------------------

Direct Account                                    $20                 $23
-------------------------------------------------------------------------------

MFA ERISA/3/                                     0.10%               0.10%
-------------------------------------------------------------------------------

BIS Recordkept Plans/4/                           $16                 $19
-------------------------------------------------------------------------------

BISYS Recordkept Plans/5/                         $19                 $19
-------------------------------------------------------------------------------

Paychex Recordkept Plans/6/                       $16                 $19
-------------------------------------------------------------------------------

     NOTES:
     ------

     1. Shares are sold through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), excluding MFA ERISA accounts. Certain MLPF&S fee-based program accounts are subject to separately negotiated transfer agency and record-keeping fees.

     2.   Shares are sold through broker-dealers other than MLPF&S.

     3. Shares held through the MLPF&S MFA (Mutual Fund Advisor) program or any other program requiring equalization under ERISA. Fees are calculated based on daily average assets.

     4. Shares are sold to participants of a Corporate or Institutional Market Plan, as that term is defined by Merrill Lynch Benefits and Investment Solutions ("BIS"). This category generally includes plans with more than $3 million in total plan assets that are recordkept by Merrill Lynch.

     5. Shares are sold to participants of a Plan for which BISYS Plan Services, L.P. is the record-keeper pursuant to certain agreements with Merrill Lynch.

     6. Shares are sold to participants of a Plan for which Paychex, Inc. is the record-keeper pursuant to certain agreements with Merrill Lynch.

     7.   Fees apply to accounts that are active for any portion of a month.

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Out-of-Pocket Expenses:
-----------------------

The Fund shall pay the following out-of-pocket costs incurred by FDS in the performance of this Agreement, including but not limited to:

     .    Proxies, proxy solicitation and tabulation costs;

     . All forms and statements used by FDS in communicating with shareholders of the Fund or specially prepared for use in connection with its services hereunder;

     .    Postage;

     . Special mail processing expenses (including, but not limited to, postal presort, householding, exception extract and duplicate elimination);

     . Envelopes, stationary, forms, blank checks, stock certificates and supplies;

     .    Record storage and retrieval;

     .    Telephone (local and long distance)

     .    Returned check fees/charges and other similar fees/charges;

     . Handling costs or similar supplemental charges imposed by any third-party vendor delivering goods and services related to the Agreement;

     .    Fed wire charges, excluding wires to/from Fund custody accounts; and

     .    Any other costs as mutually agreed by the parties

Estimated miscellaneous out-of-pocket expenses are paid monthly based on an annualized rate of $0.04 per account. This estimated expense rate may be increased or decreased periodically, as necessary, to more accurately reflect anticipated actual expenses. On a semi-annual basis, the actual miscellaneous out-of-pocket expenses incurred will be compared to the estimated out-of-pocket expense paid. The appropriate adjustment will be made by FDS Finance or MLIM Accounts Payable at that time.

Extraordinary Expenses:
-----------------------

The fees and expense reimbursements described above do not cover extraordinary services, including, but not limited to, administration of a merger or liquidation. Fees and expense reimbursements in connection with extraordinary services will be mutually agreed by the parties prior to the performance of such services.